EXHIBIT 21.1

SUBSIDIARIES OF GRAN TIERRA ENERGY INC.

The table below sets forth all subsidiaries of Gran Tierra Energy Inc. and the state or other jurisdiction of incorporation or organization of each.

Subsidiary	Jurisdiction of Incorporation
1203647 Alberta, Inc.	Alberta, Canada
Gran Tierra Goldstrike Inc.	Alberta, Canada
Gran Tierra Energy Inc.	Alberta, Canada
Gran Tierra Energy Canada ULC	Alberta, Canada
Gran Tierra Callco ULC	Alberta, Canada
Gran Tierra Exchangeco Inc.	Alberta, Canada
Solana Resources Ltd.	Alberta, Canada
Argosy Energy LLC	Delaware
GTE Colombia Holdings LLC	Delaware
Gran Tierra Energy Colombia Ltd.	Utah
PCESA	Ecuador
Gran Tierra Argentina SA	Argentina
Gran Tierra Energy Cayman Islands Ltd.	Cayman Islands
Gran Tierra Energy Cayman Islands II Ltd.	Cayman Islands
Solana Petroleum Exploration Ltd.	Cayman Islands